EXHIBIT 99.01

KANA Receives Additional Delisting Notice from NASDAQ

MENLO PARK, Calif. - May 23, 2005 - Kana Software, Inc. (NASDAQ: KANAE), a leading provider of Service Resolution Management (SRM) solutions, today announced that it received a NASDAQ Staff Determination letter dated May 18, 2005 indicating that KANA’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 with the Securities and Exchange Commission violates NASDAQ’s Marketplace Rule 4310(c)(14). On April 25, 2005, KANA announced that it received a NASDAQ Staff Determination letter dated April 19, 2005 regarding its failure to file its Annual Report on Form 10-K for the year ended December 31, 2004 by April 15, 2005 as required by the rules of the Securities and Exchange Commission. KANA requested a hearing before the NASDAQ Listing Qualifications Panel to review The NASDAQ Stock Market’s determination to delist KANA’s common stock. This hearing has been scheduled for May 26, 2005, and The NASDAQ Stock Market has indicated that the NASDAQ Listing Qualifications Panel will consider KANA’s failure to file its Quarterly Report on Form 10-Q, as well as its Annual Report on Form 10-K, in rendering its determination regarding KANA’s continued listing on The NASDAQ National Market. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant KANA’s request for continued listing on The NASDAQ Stock Market.

As KANA previously reported, it postponed the filing of its Annual Report on Form 10-K due to the time it is taking for KANA to supply its new auditors with all the financial and tax information they need to perform their first annual audit of KANA. KANA expects to file its Annual Report on Form 10-K as soon as this process is completed and then continue preparation of its Quarterly Report on Form 10-Q.

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced web architecture, KANA’s solutions are in use at more than half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA’s listing status on NASDAQ and expected compliance with filing deadlines. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and KANA assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, further delays in the company’s closing process, the audit process, and/or the uncertainty of success of any NASDAQ administrative hearing. Other factors that may affect our business are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA Software

Jessica Hohn, 603-665-1306

jhohn@kana.com

Investors:

Market Street Partners

Carolyn Bass or Susan Coss, 415-445-3240

kana@marketstreetpartners.com

Media:

PAN Communications

Elise Sherman, 978/474-1900

kana@pancomm.com